EXHIBIT 10.9
Employment Agreement
This Employment Agreement (this “Agreement”) is made and entered into as of the 24th day of January 2014 by and between Glen Smith (hereinafter referred to as “Employee”) and Signature Office REIT, a Maryland Corporation, hereinafter referred to as the “Company”).
WHEREAS, the Company desires to employ Employee as the Company’s Chief Financial Officer and Senior Vice President in accordance with the terms and conditions herein set forth and Employee is willing to serve as such in accordance with the terms hereof; and
WHEREAS, Employee acknowledges that the proprietary customer, operations, financial, investment and business information that have been learned or will be learned about the business of the Company could be used to harm the interests of the Company or compete unfairly with the Company and could also be of great value to the competitors of the Company; and
WHEREAS, Employee further acknowledges that such proprietary customer, operations, financial, investment and business information have been developed and will be developed during the course of Employee’s employment with the Company through the expenditure by Company of substantial effort, time and money;
NOW, THEREFORE, for and in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:
1.Employment and Duties.
The Company agrees to employ Employee as the Chief Financial Officer of the Company. In his capacity as the Chief Financial Officer of the Company, Employee shall have the duties, responsibilities and authority commensurate with such position as are assigned him by the Board of Directors of the Company or its duly authorized representative (the “Employment”). During the term of this Agreement, Employee agrees to be a full‑time employee of the Company, and excluding any periods of vacation or sick leave to which Employee is entitled, to devote his full exclusive business time, energy and skill to the business of the Company. During the term of this Agreement, Employee may (i) serve on civic or charitable boards or committees, and (ii) engage in personal investment activities (subject to Company compliance rules and regulations), charitable work and, subject to the prior written consent of the Company, serve on other corporate boards or engage in other business activity. Employee will not, however engage in any business or activity that is competitive with the Business of the Company, or will result in any violation of the Company’s policies or in a conflict of interest with the Company and the Business of the Company or its tenants, or materially affect Employee’s ability to perform his duties. Employee further undertakes to comply with any applicable rules and regulations of or relating to any statutory or regulatory body within whose jurisdiction any part of the business of the Company falls. For purposes of this Agreement, the “Business” means owning, operating and developing commercial real estate properties and activities relating thereto.

844061

2.Compensation and Benefits.
Employee shall be entitled to the compensation and benefits set forth at Exhibit “A” to this Agreement. Exhibit “A” may be amended from time to time, such amended or replacement Exhibit “A” to take effect when signed by the Company and the Employee.
3.Termination of Employment by Company.
The Company may terminate employment under this Agreement with or without Cause by delivering a written Notice of Termination (as defined below), provided that, if Employee is terminated for Cause, Employee’s termination must occur within a period of ninety (90) days after receipt by the Board of Directors of the Company of clear notice of an event of Cause at a Board of Directors meeting. For purposes of this Agreement, “Cause” shall mean that the Employee (a) is convicted of, or pleads guilty or nolo contendere to, a felony or a crime involving moral turpitude, whether or not such felony or crime is connected with the business of the Company; (b) shall, in the reasonable opinion of the Board of Directors of the Company, have committed a material breach of this Agreement (provided, that, if such breach is capable of being cured, such breach is not cured within thirty (30) days of receipt by Employee of reasonably detailed written notice from the Company describing such breach); (c) shall have willfully failed to perform assigned duties if, despite being provided written notice specifying the particulars of such failure, Employee has failed to cure such failure within 10 days, provided, however, that Employee’s failure to meet any performance standards or expectations shall not constitute Cause; (d)  shall have engaged in a breach of fiduciary duty or a willful violation of law in connection with the Company’s business, or willful misconduct for personal profit by Employee in connection with the Company’s business or relating to Employee’s duties hereunder; (e) shall have failed to abide by the Company’s code of conduct, code of ethics, or other employment or corporate governance policies; (f) shall have engaged in theft, fraud, embezzlement, or material dishonesty in connection with Employee’s employment, or intentional falsification of any employment or Company records; or (g) shall have been engaged in persistent insobriety.
If the Company terminates Employee’s employment during the term of this Agreement for Cause, the Employee shall be entitled to receive (i) any unpaid Base Salary that has accrued through the effective termination date, paid in a lump sum in cash within thirty (30) days after the effective termination date; and (ii) within thirty (30) days after the effective termination date, any other amounts or benefits required to be paid or provided or which Employee is entitled to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies and in accordance with the terms thereof, including, but not limited to, any expense reimbursements (the “Other Benefits”). For the avoidance of doubt, the term “Other Benefits” as used in this Agreement shall not include any Severance Benefits (as defined below).

‑2‑

If the Company terminates Employee’s employment during the term of this Agreement without Cause or if Employee terminates his employment during the term of this Agreement for Good Reason (as defined below) then Employee shall be entitled to receive the following:
(i) any unpaid Base Salary that has accrued through the effective termination date, paid in a lump sum in cash within thirty (30) days after the effective termination date,
(ii) the Other Benefits, within thirty (30) days after the effective termination date,
(iii) continuation of salary payments at the Base Salary Rate in effect at the time of termination for a period of twenty-four (24) months following the effective termination date; provided that, for purposes of this clause (iii), Employee executes a Release in the form attached hereto as Exhibit “B” and such Release becomes effective within forty-five (45) days following the effective termination date (the “Release Execution Period”); and, provided further, that if the Release Execution Period begins in one taxable year and ends in another taxable year, such continued salary payments shall not begin until the beginning of the second taxable year and, in such event, the first installment payment shall include all amounts of Base Salary that would otherwise have been paid to Employee during the period beginning on the effective termination date and ending on the first payment date if no delay had been imposed (the “Severance Payments”);
(iv) expiration of all restrictions on any outstanding equity awards held by Employee that expire solely on Employee’s continuous service with the Company, if any, and immediate vesting in full as of the effective termination date of any other outstanding equity awards held by Employee that vest solely on Employee’s continuous service with the Company.
(Subsections (i)-(iv) above, collectively, the “Separation Benefits”).
Any termination by the Company with or without Cause shall be communicated by Notice of Termination to Employee. A “Notice of Termination” means a written notice which (a) indicates the specific termination provision in this Agreement relied upon, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated, and (c) specifies the effective termination date.
4.Termination of Employment by Employee.
Employee may terminate his employment during the term of this Agreement with or without Good Reason by delivering written notice of termination to the Company at least ninety (90) days prior to the desired termination date (the “Notice Period”); provided, however, that the Notice Period may be reduced by the mutual agreement of the Employee and the Company. During the Notice Period, the Company may, in its discretion, relieve Employee of his duties at the Company. If Employee terminates his employment without Good Reason during the term, the Employee shall be entitled to receive (i) any unpaid Base Salary that has accrued through the effective termination date, paid in a lump sum in cash within thirty (30) days after the effective termination

‑3‑

date; and (ii) within thirty (30) days after the effective termination date, the Other Benefits.
If Employee terminates his employment for Good Reason during the term, then Employee shall be entitled to receive the Separation Benefits described above.
For purposes of this Agreement, “Good Reason” shall mean (i) a material diminution in Employee’s Base Salary; (ii) a material diminution in Employee’s authority, duties, or responsibilities, provided, however, the Company’s hiring of a Chief Executive Officer and the modification of Employee’s authority, duties or responsibilities in connection therewith, shall not constitute a material diminution of Employee’s authority, duties or responsibilities, so long as the modified authority, duties or responsibilities are commensurate with the authority, duties or responsibilities of a Chief Financial Officer; or (iii) the relocation of the Company’s principal office to a location that is more than fifty (50) miles from the location of the Company’s principal office on the date of this Agreement.
A termination by Employee shall not constitute termination for Good Reason unless (i) Employee shall first have delivered to the Company written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than thirty (30) days after the initial occurrence of such event), (ii) the Company has not taken action to correct, rescind or otherwise cure the circumstances supporting the termination for Good Reason as set forth in Employee’s notice within thirty (30) days after the date on which Employee gives such written notice, and (iii) Employee terminates employment within ninety (90) days after the occurrence of the event that constitutes Good Reason.
5.Termination of Employment Because of Death or Disability.
Employee’s employment shall be terminated as a result of his death.
If the Company determines in good faith that a Disability (as defined below) of Employee has occurred during the term of this Agreement, it may give to Employee written notice of its intention to terminate Employee’s employment. In such event, Employee’s employment with the Company shall terminate effective on the 30th day after receipt of such written notice by Employee, provided that, within the thirty (30) days after such receipt, Employee shall not have returned to full-time performance of Employee’s duties. “Disability” shall mean the inability of Employee, as reasonably determined by the Board of Directors of the Company, to perform the essential functions of his regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted for a period of six (6) consecutive months. At the request of Employee or his personal representative, the Board of Directors of the Company’s determination that the Disability of Employee has occurred shall be certified by a physician mutually agreed upon by Employee, or his personal representative, and the Company.
Upon termination due to death or Disability during the term, Employee, or his beneficiary or estate, will be entitled to receive (i) any unpaid Base Salary that has accrued, and any bonuses awarded, through the effective termination date, paid in a lump sum in cash

‑4‑

within thirty (30) days after the effective termination date; (ii) within thirty (30) days after the effective termination date, the Other Benefits, provided that the term Other Benefits as used in this Section shall include, without limitation, and Employee or Employee’s estate and/or beneficiaries shall be entitled to receive, benefits under such plans, programs, practices and policies relating to death, disability, or retirement benefits, if any, as are applicable to Employee on the date of termination; and any other bonus amount Employee would have received for the year in which Employee’s termination occurs under any Company incentive plan if the Employee had not been terminated pursuant to this Section 5 during such year, paid in a lump sum in cash within thirty (30) days after the effective termination date (except that with respect to such bonus amount, if any, payment shall be made at such time as payment would have been made pursuant to the applicable bonus plan or program); and (iii) expiration of any restrictions on any outstanding equity awards held by Employee that expire solely on Employee’s continuous service with the Company, if any, and immediate vesting in full as of the effective termination date of any other outstanding equity awards held by Employee that vest solely on Employee’s continuous service with the Company.
6.Termination of Employment Because of a Change in Control.
If Employee’s employment is terminated without Cause or for Good Reason before the end of the term of this Agreement and within sixty (60) days prior to a Change in Control (as defined below) and ending three hundred sixty five (365) days after such Change in Control, he shall be entitled to receive the Separation Benefits described above, which shall be paid in a single lump sum within sixty (60) days following the effective termination date.
“Change in Control” as used in this Agreement shall mean:
(i)any person or entity becoming the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power of all its then outstanding voting securities; or
(ii)a sale of all or substantially all of the assets of the Company in one or a series of related transactions.
Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company or a change in the ownership of a substantial portion of the Company's assets under Section 409A.
7.Confidentiality.
Employee agrees that both during the term of his employment and after the termination of his employment for whatever reason, Employee will not directly or indirectly use or disclose (except as authorized in writing by the Company or as necessary for the performance of his employment duties with Company) any “Confidential Information,” as defined hereafter. The term “Confidential Information” as used in this Agreement shall mean and include all information, data and know‑how relating to the business of the

‑5‑

Company that is disclosed to Employee by the Company or known by him as a result of his relationship with the Company and not generally within the public domain including, but not limited to, all intellectual property and proprietary research developed by and/or known to Employee during his employment with the Company. The term “Confidential Information” does not include information that has become generally available to the public by act of one who has the right to disclose such information through presentation or otherwise without violating any right of the Company, or the client to which such information pertains. Confidential Information subject to this Agreement includes, but is not limited to, trade secrets.
8.Right to Material; Return of Material.
Employee agrees that all records, files, memoranda, data in machine readable form, reports, fee lists, customer lists, drawings, plans, sketches, documents and the like relating to the business of the Company, including, but not limited to, all intellectual property and proprietary research which Employee shall use, develop or come in contact with, in the course of or as the result of his employment with the Company shall remain the sole property or the Company.
Upon termination of Employee’s employment with the Company for any reason or, on request, at any time, Employee will deliver promptly to Company all materials, documents, plans, records, notes, drawings, designs or papers and any copies thereof in Employee’s possession or control relating in any way to the business of the Company, which at all times shall be the property of the Company.
9.Work for Hire Acknowledgement Assignment.
Employee acknowledges that all of Employee’s work on and contributions to the business of the Company, including, without limitation, any and all investment models, processes, and methodology or any other contribution to such business (such as designs, artwork and other expressions in any tangible medium) (collectively, the “Works”) are within the scope of Employee’s employment and are a part of the services, duties and responsibilities of Employee. All of Employee’s work on and contributions to the Works will be rendered and made by Employee for, at the instigation of, and under the overall direction of the Company, and all of Employee’s said work and contributions, as well as the Works, are and at all times shall be regarded as “work for hire” as that term is used in the United States Copyright Laws. Without curtailing or limiting this acknowledgement, Employee hereby assigns, grants and delivers exclusively to the Company all rights, titles and interests in and to any such Works, and all copies and versions, including all copyrights and renewals. Employee will execute and deliver to Company, or its successors and assigns, such other and further assignments, instruments and documents as Company from Time to Time reasonably may request for the purpose of establishing, evidencing and enforcing or defending its complete, exclusive perpetual and worldwide ownership of all rights, titles and copyrights in and to the Works and Employee here constitutes and appoints Company as its agent and attorney‑in‑fact, with full power of substitution to execute and deliver such assignments, instruments or documents as

‑6‑

Employee may fail or refuse to execute and deliver, this power and agency being coupled with an interest and being irrevocable.
10.No Solicitation.
Except as may be agreed in writing by the parties hereto, Employee shall not at any time during his employment and for a period of one (1) year after the termination of his employment for any reason, directly or indirectly solicit any person employed by the Company to leave the employ of the Company.
Moreover, during his employment and for a period of one (1) year after the termination of his employment for any reason, Employee shall not solicit or attempt to solicit any of the Company’s tenants with whom Employee had material contact during his employment for the purpose of providing services or products that are the same or similar to those provided by the Company.
11.Non‑Compete.
During his employment and for a period of one (1) year following the termination of his employment for any reason, Employee shall not in the geographic territory of the United States, either directly or indirectly, on his own behalf or in the service of or on behalf of others, perform duties and responsibilities that are the same as or substantially similar to those he performed for the Company within two years prior to the termination of his employment for any entity engaged in the Business of the Company without prior written consent of the Board of Directors of the Company; provided, however, that if Employee’s employment terminates due to (i) termination by the Company with or without Cause, (ii) termination by Employee for Good Reason, (iii) termination because of a Change of Control either by the Company with or without Cause or by Employee for Good Reason, or (iv) after the term of this Agreement (including any renewal term), then the provisions of this Section 11 shall not apply.
12.Relief.
The parties acknowledge that a breach or threat to breach any of the terms of Sections 7 – 11 of this Agreement by Employee would result in material and irreparable damage and injury to the Company and that it would be difficult or impossible to establish the full monetary value of such damage. Therefore, the Company shall be entitled to injunctive relief by a court of appropriate jurisdiction in the event of the other party’s breach or threatened breach of any of the terms contained in this Agreement. In the event of litigation relating to this Agreement, the prevailing party shall be entitled to recover its or his reasonable attorneys’ fees and costs of litigation, in addition to all other remedies available at law or in equity. If Employee is awarded the right to recover his reasonable attorneys’ fees and costs of litigation under this Section 12, the reimbursement of attorneys’ fees and costs of litigation shall be made within ten (10) business days following the date on which such rights are established.

‑7‑

13.Assignments.
The terms and provision of this Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, and upon Employee and his heirs and personal representatives.
14.Applicable Law.
This Agreement has been entered into and shall be governed by and construed under the internal laws of the State of Georgia. Any and all claims arising out of or related to this Agreement shall be commenced and maintained only in a state or federal court of competent jurisdiction located in the State of Georgia. Employee consents and submits to the exclusive personal jurisdiction of and venue in such courts and irrevocably waives (a) any objection which Employee may have at any time to the venue of any suit, action or proceeding arising out of or relating to the Agreement if brought in any such court; (b) any claim that such suit, action or proceeding is brought in an inconvenient forum; and (c) the right to object, with respect to such suit, action or proceeding brought in any such court, that such court does not have jurisdiction over the parties.
15.Notice.
Any notice required or permitted to be given pursuant to this Agreement shall be deemed sufficiently given when delivered in person or when deposited in the United States mail or by Federal Express or similar overnight delivery service or by other mutually agreed upon delivery addressed as follows:
If to Employee:    Glen Smith
3930 River Hollow Run
Duluth GA, 30096

If to the Company:    Signature Office REIT
6200 The Corners Parkway
Norcross, GA 30092
Attention:    Chairman of the Board of Directors

16.Term.
The term of this Agreement and of Employee’s employment by the Company shall be three (3) years, and commence on the date hereof and shall continue from the date hereof through December 31, 2016; provided, however, that the term may be extended for one (1) additional year by the Company providing written notice to the Employee no later than January 1, 2016 of the Company’s election to so extend the term and by the Employee providing written notice of acceptance of the one (1) year extension to the Company within sixty (60) days of Employee’s receipt of the Company’s written notice to so extend the term. If the Company does not elect to extend the term and Employee’s employment terminates upon the expiration of the term or thereafter, Employee shall be entitled to such severance benefits as Employee would be entitled to under the Company’s Severance Plan in effect either as of the date of this Agreement or as of the

‑8‑

date of the termination of Employee’s employment, whichever is greater. If the Company elects to extend the term but the Employee does not accept the extension, and Employee terminates his employment upon the expiration of the term or thereafter, Employee shall not be entitled to severance benefits. Except as otherwise provided above, Paragraphs 3 through 15, 17, 18, 19, 20, 22 and 23 shall survive termination of this Agreement and any termination of Employee’s employment hereunder and shall remain in full force and effect.
17.Non‑Waiver.
The failure of Company to insist upon strict performance of the terms of this Agreement or to exercise any option herein shall not be construed as a waiver or relinquishment for the future or such term or option, but that the same shall continue in full force and effect.
18.Interpretation; Severability of Invalid Provisions.
All rights and restrictions contained in this Agreement may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any term of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, the remaining terms shall remain in full force and effect. The provisions of this Agreement do not in any way limit or abridge the Company’s rights under the laws of unfair competition, trade secret, copyright, patent trademark, or any other applicable law(s) all of which are in addition to and cumulative of Company’s rights under this Agreement. The existence of any claim by Employee against the Company, whether predicted on this Agreement or otherwise, shall not constitute a defense to enforcement by the Company of any or all of such provision or covenants.

19.	Full Settlement; No Mitigation.
The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Employee or others. In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Employee obtains other employment.

20.	Indemnification.
The Company shall indemnify Employee for liabilities incurred by him while acting in good faith in his capacity as a director or an officer to the fullest extent provided for any other officer or director of the Company. To the extent the Company maintains director and officer liability insurance, such insurance shall cover Employee to the same extent as any other officer or director of the Company. The Company’s obligations under this Section shall survive any termination of this Agreement and Employee’s employment hereunder.

‑9‑

21.	Damages for Breach of Contract.
In the event of any contest arising under or in connection with this Agreement, the parties agree that Employee shall not be required to wait until the expiration of the term of this Agreement to sue for breach of this Agreement, and if Employee proves such breach, the Company shall pay Employee damages to which Employee is entitled, including, but not limited to, the Base Salary and other compensation owed to Employee under this Agreement through the end of the Term of this Agreement.

22.	Non-exclusivity of Rights.
Nothing in this Agreement shall prevent or limit Employee’s continuing or future participation in any employee benefit plan, program, policy or practice provided by the Company and for which Employee may qualify, except as specifically provided herein. Amounts that are vested benefits or which Employee is otherwise entitled to receive under any plan, policy, practice or program of the Company or any of its affiliated companies at or subsequent to the effective termination date shall be payable in accordance with such plan, policy, practice or program except as explicitly modified by this Agreement.
23.Section 409A.
This Agreement is intended to comply with Section 409A of the Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall Employee, directly or indirectly, designate the calendar year of payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.
All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense

‑10‑

will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Employee in connection with his termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and Employee is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the effective date of termination (the "Specified Employee Payment Date"). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Employee in a lump sum on the Specified Employee Payment Date and, thereafter, any remaining payments shall be paid without delay in accordance with their original schedule; provided, however, that if Employee dies during the postponement period prior to the payment of any postponed amount, such amount shall be paid to the personal representative of Employee’s estate within sixty (60) days after the date of Employee’s death.
24.Entire Agreement.
This Agreement, including Exhibits A and B which are incorporated herein, constitutes the entire agreement between the Company and Employee with respect to the subject matter, and supersedes any prior agreements or understanding with respect to the subject matter.
25.Counterparts.
This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and same instrument.
[Signatures on following page.]

‑11‑

IN WITNESS WHEREOF, the parties hereto have caused this Agreement under seal as of the day and year first above written.
“Company”
Signature Office REIT
By: /s/ Frank M. Bishop

Title: Chairman of the Board

“Employee”

/s/ Glen F. Smith
Glen Smith

‑12‑

Exhibit “A”
to Agreement between
SIGNATURE OFFICE REIT
and
Glen Smith

1.
Base Salary: As base compensation for the services of Employee, the Company shall pay Employee $300,000 per annum, subject to withholdings pursuant to applicable law or regulation and payable in periodic installments in accordance with the Company's customary payroll practices, but no less frequently than monthly. This amount shall be known as the Base Rate, Base Salary or Base Salary Rate. The Board of Directors of the Company shall review Employee’s Base Salary annually and may increase or, but only with Employee’s written consent, decrease Employee’s Base Salary from year to year. Such adjusted salary then shall become Employee’s Base Salary for purposes of this Agreement.

2.
Special Discretionary Bonus: In its sole discretion, the Board of Directors may cause the Company to pay Employee a $50,000 cash bonus at the end of each year of the term of this Agreement, if it determines that Employee has shown exceptional leadership during the transition of the Company to self-management and has worked with the Board of Directors in a positive way so as to maximize shareholder value. If such bonus is awarded, it will be payable as determined in the final quarter of each year of the term of this Agreement, and shall be payable in a lump sum payment, subject to withholdings for federal, state, local and all employment taxes.

3.
Incentive Program: Employee shall be entitled to participate in the incentive programs developed by the Company in accordance with the terms of such programs as determined by the Board of Directors of the Company from time to time.

4.	Employee Benefits: Employee shall be entitled to participate in all Company employee benefit programs maintained by the Company on the same basis as all other eligible employees.

5.
Additional Benefits: To the extent any other executive or similarly-situated employee of the Company is entitled to participate in any other benefit plans or programs maintained by the Company for its employees, Employee shall be entitled to participate in such plans or programs in accordance with the terms of such plans and programs and at such levels as are commensurate with Employee’s position with the Company as determined by the Board of Directors.

6.
Prior Service: Employee’s prior service with Wells Real Estate Funds shall count as credited service for purposes of calculating benefits under any Company benefit plan and/or any benefits described in this Agreement. The Company will not be responsible for any accrued but unused PTO or other benefits provided to Employee by Wells Real Estate Funds.

A‑1

7.
Vacation: Employee is entitled to the maximum amount of paid vacation days per calendar year allowed by the Company’s policies and practices as well as all holidays observed by the Company; provided, however, that nothing herein shall limit the ability of the Company to amend, modify or terminate any such policies and practices at any time and from time to time.

8.
Quarterly Evaluations: In order that there is a clear understanding of the duties required and assigned to Employee, and the actions necessary in his position, Employee shall undergo written and an in‑person Quarterly Employee Evaluation with the Compensation Committee of the Board of Directors. Such evaluations shall be held on dates mutually agreeable to the Company and Employee after the end of each quarter and Employee shall be responsible for notifying the Chairman of the Compensation Committee within two weeks after the end of each such quarter if a Quarterly Evaluation has not yet been scheduled.

9.
Miscellaneous Provisions: Employee acknowledges that the performance of his duties may require travel. The Company agrees to reimburse Employee for all reasonable expenses incurred by him on behalf of the Company in accordance with the Company’s expense policies as the same may be modified from time to time.

A‑2

Exhibit B
Release of Claims
This Release of Claims (“Agreement”) is made by and between Signature Office REIT (“the Company”) and Glen Smith.
WHEREAS, you have agreed to enter into a release of claims in favor of the Company upon certain events specified in the Employment Agreement by and between Company and you;
NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and you agree as follows:
1.Termination Date. This means the last day of your employment with Company.
2.Acknowledgement of Payment of Wages. You acknowledge that Company has paid you all accrued wages, salary, bonuses, vacation pay and any similar payment due and owing, but not forfeited according to the terms of the vacation policy or plan, with the exception of the payments and benefits owed to you under the Employment Agreement.
3.Confidential Information. You hereby acknowledge that you are bound by all confidentiality agreements that you entered into with the Company (which agreements are incorporated herein by this reference), that as a result of your employment you have had access to the Confidential Information (as defined in such agreement(s)), that you will hold all such Confidential Information in strictest confidence and that you may not make any use of such Confidential Information on behalf of any third party. You further confirm that within five business days following the Termination Date you will deliver to Company all documents and data of any nature containing or pertaining to such Confidential Information and that you will not take with you any such documents or data or any reproduction thereof.
4.Release and Waiver of All Claims. You waive any limitation on this release under the laws which provide that a general release does not extend to claims which a person does not know or suspect to exist in his favor at the time of executing the release which, if known, must have materially affected his/her decision to grant the release. In consideration of the benefits provided in this Agreement, you release Company, and any and all past, current and future parent, subsidiary, related and affiliated companies, predecessors and successors thereto, as well as their officers, directors, shareholders, agents, employees, affiliates, representatives, attorneys, insurers, successors and assigns, from any and all claims, liability, damages or causes of action whatsoever, whether known or unknown, which exist or may in the future exist arising from or relating to events, acts or omissions on or before the Effective Date of this Agreement, other than those rights which as a matter of law cannot be waived.
You understand and acknowledge that this release includes, but is not limited to any claim for reinstatement, re-employment, damages, attorney fees, stock options, bonuses or additional compensation in any form, and any claim, including but not limited to those arising under tort, contract and local, state or federal statute, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Post Civil War Civil Rights Act (42 U.S.C. 1981-88), the Equal Pay Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Vietnam Era Veterans Readjustment Assistance Act, the Fair Labor Standards Act, the Family Medical Leave Act of

B‑1

1993, the Uniformed Services Employment and Re-Employment Rights Act, the Employee Retirement Income Security Act of 1974, and the civil rights, employment, and labor laws of any state and any regulation under such authorities relating to your employment or association with Company or the termination of that relationship.
You also acknowledge that you are waiving and releasing any rights you may have under the Age Discrimination in Employment Act (ADEA) and that this waiver and release is knowing and voluntary. You acknowledge that (1) you have been, and hereby are, advised in writing to consult with an attorney prior to executing this Agreement; (2) as consideration for executing this Agreement, you have received additional benefits and consideration of value to which you would otherwise not be entitled; (3) by signing this Agreement, you will not waive rights or claims under the Act which may arise after the execution of this Agreement; and (4) you have twenty‑one (21) calendar days within which to consider this Agreement and in the event you sign the Agreement prior to 21 days, you do so voluntarily. Once you have accepted the terms of this Agreement, you will have an additional seven (7) calendar days in which to revoke such acceptance. To revoke, you must send a written statement of revocation to the Vice President of Human Resources. If you revoke within seven (7) days, you will receive no benefits under this Agreement. In the event you do not exercise your right to revoke this Agreement, the Agreement shall become effective on the date immediately following the seven‑day (7) waiting period described above.
This release does not waive any rights you may have under any directors and officers insurance or indemnity provision, agreement or policy in effect as of the Termination Date, nor does it affect vested rights you may have under any equity-based compensation plan, retirement plan, 401(k) plan or other benefits plan.
5.No Pending or Future Lawsuits. You represent that you have no lawsuits, claims, or actions pending in your name or on behalf of any other person or entity, against Company or any other person or entity referred to herein.
6.Non‑Disparagement. You and the Company agree that neither party will, whether orally or in writing, make any disparaging statements or comments about the other party, except the Company and Employee may disclose the basis of termination to the extent the Company or Employee determine that such disclosure is necessary or appropriate to comply with applicable law or regulations or to preserve any contractual or other rights. This provision shall apply to the Company’s products and services, business, technologies, market position, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them.
7.Additional Terms
A.Legal and Equitable Remedies. You agree that the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies the Company may have at law or in equity for breach of this Agreement.
B.Attorney’s Fees. If any action at law or in equity is brought to enforce the terms of this Agreement, the prevailing party shall be entitled to recover from the other party its reasonable attorneys’ fees, costs and expenses at trial or arbitration and any appeal therefrom, in addition to any

B‑2

other relief to which such prevailing party may be entitled. This provision shall not apply to claims under the Age Discrimination in Employment Act in which case fees shall be governed by federal law.
C.Non-Disclosure. You agree to keep the contents, terms and conditions of this Agreement confidential; provided, however that you may disclose this Agreement with your spouse, attorneys, and accountants, or pursuant to subpoena or court order or as otherwise required by law. Any breach of this non‑disclosure paragraph is a material breach of this Agreement.
D.No Admission of Liability. This Agreement is not, and the parties shall not represent or construe this Agreement, as an admission or evidence of any wrongdoing or liability on the part of the Company, its officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. Neither party shall attempt to admit this Agreement into evidence for any purpose in any proceeding except in a proceeding to construe or enforce the terms of this Agreement.
E.Entire Agreement. This Agreement, along with the Employment Agreement (which remains in full force and effect with respect to Employee’s post-employment obligations), with the Company constitute the entire agreement between you and the Company with respect to your separation from the Company and supersedes all prior negotiations and agreements, whether written or oral, relating to its subject matter.
F.Modification/Successors. This Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, and that is duly executed by you and an authorized representative of the Company and that is approved by the Compensation Committee of the Board of Directors of the Company. This Agreement shall be binding upon your heirs, executors, administrators and other legal representatives and may be assigned and enforced by the Company, its successors and assigns.
G.Severability. The provisions of this Agreement are severable. If any provision of this Agreement or its application is held invalid, the invalidity shall not affect other obligations, provisions, or applications of this Agreement that can be given effect without the invalid obligations, provisions, or applications.
H.Waiver. The failure of either party to demand strict performance of any provision of this Agreement shall not constitute a waiver of any provision, term, covenant, or condition of this agreement or of the right to demand strict performance in the future.
I.Governing Law and Jurisdiction. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Georgia. The exclusive jurisdiction for any action to interpret or enforce this Agreement shall be the State of Georgia.
J.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and same instrument.

B‑3

K.Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part of the Parties hereto, with the full intent of releasing all claims. You acknowledge that:
a.You have read this Agreement;
b.You understand the terms and consequences of this Agreement and the releases it contains;
c.You have been advised to consult with an attorney prior to executing this Agreement;
d.You knowingly and voluntarily agree to all the terms in this Agreement; and
e.You knowingly and voluntarily intend to be bound by this Agreement.
Sign:

Dated:

Signature Office REIT
By

Dated:

B‑4